                                                                   EXHIBIT 10.14

                        CENTURY MAINTENANCE SUPPLY, INC.

                      NONQUALIFIED STOCK OPTION AGREEMENT


     This NONQUALIFIED STOCK OPTION AGREEMENT (this "Agreement") is made and entered into as of __________, 1998 ("Grant Date"), by and between Century Maintenance Supply, Inc., a Delaware corporation (the "Company"), and ____________ ("Optionee") pursuant to the Company's 1998 Nonqualified Stock Option Plan (the "Plan"). All capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.


                                R E C I T A L S
                                - - - - - - - -

     A. Optionee is a director, employee or consultant of the Company and/or of a direct or indirect subsidiary of the Company (individually, a "Subsidiary," and collectively, the "Subsidiaries"), and the Company considers it desirable to give Optionee an added incentive to advance the Company's interests.

     B. The Committee has determined to grant Optionee the right to purchase shares of common stock of the Company ("Common Stock") pursuant to the terms and conditions of this Agreement and of the Plan.


                               A G R E E M E N T
                               - - - - - - - - -

     NOW, THEREFORE, in consideration of the covenants hereinafter set forth, and pursuant to the authority granted to the Committee (as defined in the Plan) by the Board of Directors of the Company, the parties agree as follows:

     1.   Option; Number of Shares; Price.  The Company hereby grants to
          -------------------------------
Optionee the right (the "Option") to purchase up to a maximum of _______ shares (the "Shares") of the Common Stock, at a purchase price of____ per share (the "Option Price") to be paid in accordance with Section 6 hereof. The Option and the right to purchase all or any portion of the Shares is subject to the terms and conditions stated in this Agreement and in the Plan including, without limitation, the provisions of Sections 4 and 11 of the Plan under which the Option shall be subject to modification and Sections 11, 15 and 16 of the Plan and Sections 3 and 4 hereof pursuant to which the Option is subject to acceleration and/or termination. It is intended that the Option will not qualify for treatment as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     2.   Exercisability.  The Option shall become exercisable as set forth in
          --------------
Schedule A.
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     [There will be a different agreement for each option]

     3.   Term of Agreement.  Except for the rights conferred upon the Company
          -----------------
pursuant to Section 8 below, the Option, and Optionee's right to exercise the Option, shall terminate when the first of the following occurs:

          (a) termination pursuant to Section 2 hereof (if applicable) or pursuant to the Sections 11, 15, or 16 of the Plan;

          (b) the expiration of seven (7) years from the date hereof;

          (c) thirty (30) days after the date of termination of Optionee's employment or other relationship with the Company and all of the Subsidiaries (unless such termination was for Cause (as defined in paragraph (e) below), or unless such termination results from Optionee's death or Disability (within the meaning of Section 22(e)(3) of the Code);

          (d) one hundred and eighty (180) days after the date of termination of Optionee's employment or other relationship with the Company and all of the Subsidiaries, if such termination results from Optionee's death or Disability; or

          (e) on the date of termination of Optionee's employment or other relationship with the Company and all of the Subsidiaries, if such termination was for Cause. "Cause" shall mean (i) Optionee's conviction of, or the entry of a pleading of guilty or nolo contendre by Optionee to, a felony or a crime involving moral turpitude, (ii) Optionee's material failure to perform the duties required under his or her employment or other relationship, material failure to comply with the Company's or a Subsidiary's standard policies and procedures generally applicable to employees, or failure to comply with any provision of any employment or other agreement after having received written notice from the Company or a Subsidiary identifying such failure and after having received an opportunity of at least ten (10) days in which to cure the failure so identified if such failure is susceptible to cure, (iii) a willful act by Optionee as a result of which he or she receives an improper personal benefit at the expense of the Company and/or a Subsidiary, (iv) an act of fraud or dishonesty committed by Optionee against the Company and/or a Subsidiary, or
(v) any other misconduct by Optionee that is materially injurious to the business or reputation of the Company and/or a Subsidiary.

     4.   Termination of Employment or Other Relationship.  The termination for
          -----------------------------------------------
any reason of Optionee's employment or other relationship with the Company and all of the Subsidiaries shall not accelerate the time at which any or all of the Option becomes exercisable or affect the number of Shares with respect to which the Option may be exercised. The Option may only be exercised with respect to that number of Shares which could have been purchased under the Option had the Option been exercised by Optionee on the date of such termination.

     5.   Death of Optionee; No Assignment.  The rights of Optionee under this
          --------------------------------
Agreement may not be assigned or transferred except by will or by the laws of descent or distribution, and may be exercised during the lifetime of Optionee only by Optionee. However, in the event the

Optionee becomes Disabled, a designee of Optionee, or if Optionee has not designated anyone, his or her legal representative, may exercise the Option on behalf of Optionee (provided the Option would have been exercisable by Optionee) until the right to exercise the Option expires pursuant to Section 3 hereof. Any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of the Option in contravention of this Agreement or the Plan shall be void. If Optionee should die while Optionee is engaged in an employment or other relationship with the Company and/or any Subsidiary and provided Optionee's rights hereunder shall have become exercisable, in whole or in part pursuant to
Section 2 hereof, Optionee's designee, legal representative, legatee, or the person who acquired the right to exercise the Option by reason of the death of Optionee (individually, a "Successor") shall succeed to Optionee's rights under this Agreement. After the death of Optionee, only a Successor may exercise the Option.

     6.   Exercise of Option.  On or after time at which the Option becomes
          ------------------
exercisable in accordance with Section 2 hereof and until termination of the Option in accordance with Section 3 hereof, the Option may be exercised by the Optionee (or such other person specified in Section 5 hereof) to the extent exercisable as determined under Section 2 hereof, upon delivery of the following to the Company at its principal executive offices:

          (a) a written notice of exercise (the "Notice") which identifies this Agreement and states the whole number of Shares (which may not be less than one hundred (100), or all of the Shares if less than one hundred (100) Shares then remain covered by the Option) then being purchased;

          (b) a check, cash or any combination thereof in the amount of the Option Price multiplied by the number of Shares specified in the Notice (the "Purchase Price") (or payment of the Purchase Price in such other form of lawful consideration as the Committee, after considering the provisions of Section 8 of the Plan, may approve, including the surrender of Shares or a cashless exercise involving a broker);

          (c) a check or cash in the amount requested by the Company or a Subsidiary to satisfy the Company's or a Subsidiary withholding obligations under federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by Optionee in connection with the exercise, in whole or in part, of the Option (unless as provided in Section 17 of the Plan, the Company and Optionee shall have made other arrangements for deductions or withholding from Optionee's wages, bonus or other income paid to Optionee by the Company or any Subsidiary or, if permitted by the Committee, the surrender of other shares of Common Stock held by the Optionee, provided any arrangement set forth in this parenthetical shall satisfy the requirements of applicable tax laws); and

          (d) a written representation and undertaking in such form and substance as the Company may require, setting forth the investment intent of Optionee, or a Successor, as the case may be, and such other agreements, representations and undertakings as described in the Plan, including an acknowledgment that Optionee has reviewed the memorandum regarding Code Section 83(b), attached hereto as Schedule B.

     7.   Restriction on Transfer of Shares Acquired Upon Exercise of Option.
          ------------------------------------------------------------------

          (a) Except as otherwise provided in paragraph (b) below and by Section 8(b) and (c), Optionee may not sell, transfer, assign, pledge, hypothecate or otherwise dispose of (collectively, "Transfer") any of the Shares acquired upon exercise of the Option prior to the earlier of July 8, 2000 or an Initial Public Offering (as defined below). In connection with any public offering, Optionee agrees to execute a reasonable lock up agreement (for up to 180 days) covering the Shares. Any purported Transfer or Transfers (including involuntary Transfers initiated by operation of legal process), of any of the Shares or any right, title or interest therein, except in strict compliance with the terms and conditions of this Agreement, shall be null and void. The term "Initial Public Offering" shall mean an underwritten public offering which results in gross proceeds to the Company in excess of $15 million from the sale of Common Stock.

          (b) Optionee may, at any time, Transfer any or all of the Shares: (i) inter vivos to Optionee's spouse or issue, a trust for their or Optionee's benefit or pursuant to any will or testamentary trust or (ii) upon Optionee's death, to any person in accordance with the laws of descent and/or testamentary distribution (such persons are collectively referred to herein as "Permitted Transferees"). Notwithstanding the foregoing in this Section 7(b), Shares shall not be Transferred pursuant to this Section 7(b) until the Permitted Transferee executes a valid undertaking, in form and substance reasonably satisfactory to the Company and FSEP IV (as defined below) to the effect that the Permitted Transferee and the Shares so Transferred shall thereafter remain subject to all of the provisions of this Agreement (including the Repurchase Option (as defined in Section 8(c) hereof)), as though the Permitted Transferee were a party to this Agreement, bound in every respect in the same way as Optionee. Transfers made in accordance with this subparagraph (b) shall not be subject to the provisions of Section 8 of this Agreement.

     8.   Right of First Refusal; Drag Along Rights; Repurchase Option.
          ------------------------------------------------------------

          (a) At any time on or after July 8, 2000, Optionee may sell for cash (and only for such form of consideration) any or all of the Shares to any third party subject to the provisions of this Section 8 and Section 10(b). Prior to any such intended sale, Optionee shall first give written notice (the "Notice") to the Company specifying (i) Optionee's bona fide intention to sell such Shares; (ii) the name(s) and address(es) of the proposed purchaser(s); (iii) the number of Shares Optionee proposes to sell (the "Offered Shares"); (iv) the price for which Optionee proposes to sell the Offered Shares (the "Proposed Purchase Price"); and (v) all other material terms and conditions of the proposed sale. Within thirty (30) days of receipt of the Notice, the Company may elect to purchase any or all of the Offered Shares at the Proposed Purchase Price and on the terms and conditions set forth in the Notice by delivery of written notice of such election to Optionee. Dennis Bearden and FS Equity Partners IV, L.P., a Delaware limited partnership ("FSEP IV"), shall then have an additional thirty (30) days to notify the Optionee of their decision to purchase any shares not purchased by the Company, on a pro rata basis. The notice(s) from the Company, Dennis Bearden, and/or FSEP IV shall specify a day, which shall not be more than sixty (60) days after such second notice is delivered, on or before which Optionee shall surrender (if Optionee has not already done so) the certificate or certificates representing the

Offered Shares (with a stock assignment or stock assignments duly endorsed in blank) at the principal office of the Company. Within sixty (60) days after delivery of such second notice to Optionee, the Company, Dennis Bearden, and/or FSEP IV shall deliver to Optionee one or more checks, payable to Optionee, in an amount equal to the Proposed Purchase Price. If Optionee fails to so surrender such certificate or certificates on or before such date, from and after such date the Offered Shares shall be deemed to be no longer outstanding, and Optionee shall cease to be a stockholder with respect to such Shares and shall have no rights with respect thereto except only the right to receive payment of the price determined pursuant to this Section 8(a), without interest, upon surrender of the certificate or certificates therefor (with a stock assignment or assignments duly endorsed in blank). If the Company, Dennis Bearden, and FSEP IV do not elect to purchase all of the Offered Shares, Optionee shall be entitled to sell the remaining portion of the Offered Shares to the purchaser(s) named in the Notice at the price specified in the Notice or at a higher price and on the terms and conditions set forth in the Notice; provided, however, that such sale must be consummated within one hundred twenty (120) days from the date of the Notice and any proposed sale after such one hundred twenty (120) day period may be made only by again complying with the procedures set forth in this
Section 8(a). This right of first refusal shall terminate upon an Initial Public Offering.

          (b) If FSEP IV (and its affiliates) proposes to sell to a third-party buyer all or (in a transaction which contemplates the partial retention by the Company's existing securityholders of a portion of the Company's issued and outstanding securities) a substantial portion of its interest in the Company (whether such sale is by way of purchase, merger, recapitalization or other form of transaction), then at the request of FSEP IV, the Optionee shall sell the same percentage of his or her Options and/or Shares to such third party on the same terms and conditions as apply to the sale by FSEP IV of its interest in Company (in the case of Options, deducting the Option Price from the consideration to be received for shares of Common Stock; if the Option Price is greater than the consideration to be received, then such Options shall be canceled without any payment to Optionee). Optionee agrees to such sale and to execute such agreements, powers of attorney, voting proxies or other documents and instruments as may be necessary or desirable to consummate such sale. Optionee further agrees to timely take such other actions as FSEP IV may reasonably request as necessary in connection with the approval of the consummation of such sale, including voting all Shares in favor of such sale and waiving any dissenters' rights and, in the event such transaction is structured as a recapitalization, agreeing to transfer and retain those percentages of Shares and Options as are requested by FSEP IV. Optionee shall be required to make customary representations and warranties in connection with such transfer with respect to its own authority to transfer and its title to the securities transferred. This obligation will survive the Company's Initial Public Offering, but will terminate once FSEP IV's percentage ownership in the Company (calculated on a fully-diluted basis) drops below twenty percent (20%).

          (c) In the event that Optionee's employment or other relationship with the Company and all of its Subsidiaries terminates for any reason (including, without limitation, by reason of Optionee's death, disability, retirement, voluntary resignation or dismissal by the Company or any of its Subsidiaries, with or without Cause), the Company shall have the option (the "Repurchase Option") to purchase from Optionee all or any portion of the Shares acquired by

Optionee pursuant to this Option for a period of one hundred eighty (180) days after the effective date of such termination (the effective date of termination is hereinafter referred to as the "Termination Date"); provided that such one hundred eighty (180) day period shall be extended to a date ten (10) days after the one hundred eighty (180) day anniversary of the date on which Optionee purchased any Shares pursuant to this Option Agreement after the Termination Date. The purchase price (the "Repurchase Price") for each Share to be purchased pursuant to the Repurchase Option shall be equal to (i) the Fair Market Value (as defined below), in the event Optionee's employment or other relationship with the Company and all of its Subsidiaries terminates by reason of Optionee's death or Disability, (ii) the greater of the Option Price or Book Value, in the event such employment or other relationship is terminated for any other reason. As used herein, (i) the "Fair Market Value" shall be the fair market value (as determined in good faith by the Board of Directors of the Company) of a Share as of the date of repurchase by the Company, (ii) the "Book Value" shall be equal to the Option Price (subject to adjustment as set forth below) plus the net income or minus the net loss per Share for all shares of Common Stock from the Grant Date to the end of the fiscal quarter immediately preceding the Termination Date, in each case, as determined by the Board of Directors of the Company, which determination shall be binding. The Repurchase Price for any Shares to be purchased pursuant to the Repurchase Option shall be increased or decreased appropriately to reflect any distribution of stock or other securities of the Company or any successor or assign of the Company which is made in respect of, in exchange for or in substitution of the Shares by reason of any split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise. The Repurchase Option shall be exercised by the Company by delivery to Optionee, within the period specified above, of a written notice specifying (a) the number of Shares to be purchased and (b) a day, which shall not be more than thirty (30) days after the date such notice is delivered, on or before which Purchaser shall surrender the certificate or certificates representing the Shares to be purchased pursuant to the Repurchase Option (duly endorsed in blank) at the principal office of the Company in exchange for a check, payable to Optionee in the amount equal to the Repurchase Price, calculated as provided in this Section 8(c), for all Shares to be purchased. If Optionee fails to surrender the certificate or certificates evidencing the Shares on or before such date, from and after such date the Shares which the Company elected to repurchase shall be deemed to be no longer outstanding, and Purchaser shall cease to be a stockholder with respect to such Shares and shall have no rights with respect thereto, except only the right to receive payment of the Repurchase Price, without interest, upon surrender of the certificate or certificates therefor (with a stock assignment or stock assignments duly endorsed in blank). The provisions of this Section 8(c) will terminate upon the Company's Initial Public Offering.

          (d) The obligations of the Optionee pursuant to this Section 8 shall be binding on any transferee of any of the Options or the Shares and any transfer of any of the Options or Shares shall be void unless a written commitment to be bound by such provisions from such transferee is delivered to the Company, Dennis Bearden and FSEP IV prior to any transfer. The obligations of the Optionee pursuant to this Section 8 shall apply to any securities received in substitution or exchange for the Options or the Shares, including (without limitation) pursuant to Section 11 of the Plan. The rights of FSEP IV under this Section 8 shall be assignable to a Permitted Transferee or to an entity which purchases at least 50% of the shares of Common Stock then held by FSEP IV.

     9.   Tag-Along Right.
          ---------------

          (a) Prior to the consummation by FSEP IV of any sale of all or any portion of its interest in the Company (the "FS Shares") to any person (other than a Permitted Transferee) (a "Third Party"), FSEP IV and/or Dennis Bearden shall cause each bona fide offer from such Third Party to purchase such FS Shares from FSEP IV (an "FS Third-Party Offer") to be reduced to writing and shall send written notice of such FS Third-Party Offer (the "FS Initial Offer Notice") to Optionee. Each FS Third-Party Offer shall include an offer to purchase Shares from Optionee in the amounts determined in accordance with
Section 9(b), at the same time, at the same price and on the same terms as the sale by FSEP IV and, if applicable, Dennis Bearden, to the Third Party, and according to the terms and conditions of this Agreement. The FS Initial Offer Notice shall be accompanied by a true copy of the FS Third-Party Offer. If any Optionee desires to accept the offer contained in the FS Initial Offer Notice, such Optionee shall furnish written notice to FSEP IV, within 20 days after its receipt of the FS Initial Offer Notice, indicating such Optionee's irrevocable acceptance of the offer included in the FS Initial Offer Notice and setting forth the maximum number of Shares such Optionee agrees to sell to the Third Party (the "FS Acceptance Notice"). If such Optionee does not furnish an FS Acceptance Notice to FSEP IV in accordance with these provisions by the end of such 20-day period, such Optionee shall be deemed to have irrevocably rejected the offer contained in the FS Initial Offer Notice. All Shares set forth in the FS Acceptance Notice of such Optionee together with the Shares proposed to be sold by FSEP IV and, if applicable, Dennis Bearden to the Third Party are referred to collectively as "All Offered Shares". Within three days after the date on which the Third Party informs FSEP IV of the total number of Shares which such Third Party has agreed to purchase in accordance with the terms specified in the FS Initial Offer Notice, FSEP IV shall send written notice (the "FS Final Notice") to such Optionee setting forth the number of Shares such Optionee shall sell to the Third Party as determined in accordance with Section 9(b), which number shall not exceed the maximum number specified by such Optionee in its FS Acceptance Notice. Within five days after the date of the FS Final Notice (or such shorter period as may reasonably be requested by FSEP IV to facilitate the sale), such Optionee shall furnish to FSEP IV (i) a written undertaking to deliver, upon the consummation of the sale of Shares to the Third Party as indicated in the FS Final Notice, the certificates representing the Shares held by such Optionee which will be transferred pursuant to such FS Third-Party Offer (such shares shall be referred to herein as the "Optionee Included Shares") and (ii) a limited power-of-attorney authorizing FSEP IV to transfer the Optionee Included Shares pursuant to the terms of such FS Third-Party Offer. Each of FSEP IV, Dennis Bearden, if applicable, and such Optionee shall be required to make representations and warranties in connection with such transfer with respect to its own authority to transfer and its title to the Shares transferred. In any such transaction, such Optionee will cooperate with FSEP IV, Dennis Bearden, if applicable, and the Company to facilitate the transaction.

          (b) Allocation of Included Shares.  The maximum number of Shares that
              -----------------------------
may be sold by FSEP IV, Dennis Bearden, if applicable, the Optionees and all other holders of the Company's Common Stock who have rights to participate in sales of FS Shares pursuant to written agreements by and between FSEP IV and any such holder (the "Other FS Tag-Along Rights Holders") in any sale governed by this Section 9 shall be (i) All Offered Shares in the event the Third Party has agreed to purchase All Offered Shares as well as all shares of the Company's Common Stock that the Other FS Tag-Along Rights Holders who have elected to participate in such sale seek to include in such sale, or (ii) such number of shares of the Company's Common Stock equal to the product of (A) the total number of shares of the Company's Common Stock which the Third Party has agreed to purchase times (B) a fraction, the numerator of which is the total number of shares of the Company's Common Stock owned by FSEP IV, Dennis Bearden, the Optionees, or each Other FS Tag-Along Rights Holder who has elected to participate in such sale, as the case may be, specified in the FS Final Notice on the date of the FS Final Notice, and the denominator of which is the total number of shares of the Company's Common Stock, in the aggregate, owned on the date of the FS Final Notice by FSEP IV, Dennis Bearden, the Optionees and the Other FS Tag-Along Rights Holder who have elected to participate in such sale; provided, however, that, in the event FSEP IV, Dennis Bearden, the Optionees or
--------  -------
any Other FS Tag-Along Rights Holder elects to sell a number of shares of the Company's Common Stock which is less than the number of shares such holder could sell pursuant to clause (ii) above, the shares of the Company's Common Stock that the others of such holders can sell in such transaction shall be increased by an aggregate amount equal to the number of shares which any of FSEP IV, Dennis Bearden, the Optionees or any Other FS Tag-Along Rights Holder could have sold in such transaction but chose not to sell, and any such increase shall be allocated among such other holders on a pro rata basis based upon the total number of shares of the Company's Common Stock owned on the date of the FS Final Notice by such other holders.

          (c) Consummation.  FSEP IV shall have 180 days from the date of the FS
              ------------
Final Notice in which to sell to the Third Party the shares owned by FSEP IV, Dennis Bearden, if applicable, and the Optionee Included Shares on terms which are not materially less favorable to the sellers of Shares than those specified in the applicable FS Initial Offer Notice; provided, however, that in the event
                                           --------  -------
there is a decrease in the price to be paid by the Third Party for the Shares to be sold from the price set forth in the FS Initial Offer Notice, which decrease is acceptable to FSEP IV, other than material change in terms which are less favorable to FSEP IV, but which are acceptable to FSEP IV, FSEP IV shall notify the selling Optionee of such decrease or change in terms, and such Optionee shall have five business days from the date of receipt of the notice of such decrease or change in terms to reduce the number of Shares it will sell to such Third Party as previously indicated in the applicable FS Acceptance Notice, and the number of shares that all other participating stockholders (including Other FS Tag-Along Rights Holders) may transfer shall be increased in accordance with the provisions of Section 9(b). FSEP IV shall act as agent for such Optionee in connection with such sale and shall cause to be remitted to such Optionee the total sales price of the Optionee Included Shares sold pursuant thereto, which consideration shall be in the same form as the consideration received by FSEP IV and as specified in the applicable FS Initial Offer Notice, net of such Optionee's pro rata portion (based on the total value of the consideration received by such Optionee compared to the aggregate consideration received by all stockholders in the transaction) of the reasonable out-of-pocket expenses (not including any expenses paid or payable to an affiliate of FSEP IV) incurred and paid by FSEP IV in connection with such sale. If and to the extent that, at the end of 180 days following the date of the FS Final Notice, FSEP IV has not completed the sale contemplated thereby, FSEP IV shall return to such Optionee all certificates representing the Optionee Included

Shares and all powers-of-attorney which such Optionee may have transmitted pursuant to the terms thereof.

          (d) Termination and Assignment.  The obligations of FSEP IV pursuant
              --------------------------
to the provisions of this Section 9 shall not apply to sales of shares by FSEP IV in connection with, and will terminate upon, the consummation of an Initial Public Offering. The rights granted to the Optionees under this Section 9 shall not be assignable except to a Permitted Transferee in accordance with Section 7(b); provided, that the Permitted Transferee executes a written undertaking to be and becomes bound by this Agreement in the same manner and to the same extent as the other Optionees. A distribution by FSEP IV to its partners of the FS Shares shall not give rise to any rights under this Section 9.

     10.  Representations and Warranties of Optionee.
          ------------------------------------------

          (a) Optionee represents and warrants that the Shares to be purchased pursuant to the exercise of the Option are being acquired by Optionee for Optionee's personal account, for investment purposes only, and not with a view to the distribution, resale or other disposition thereof.

          (b) Optionee acknowledges that the Company may issue Shares upon the exercise of the Option without registering such Common Stock under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of certain exemptions from such registration requirement. Accordingly, Optionee agrees that Optionee's exercise of the Option may be expressly conditioned upon Optionee's delivery to the Company of such representations and undertakings as the Company may require in order to secure the availability of such exemptions, including a representation that Optionee is acquiring the Shares for investment and not with a present intention of selling or otherwise disposing of such Shares. Optionee acknowledges that, because Shares received upon exercise of an Option may be unregistered, Optionee may be required to hold the Shares indefinitely unless they are subsequently registered for resale under the Securities Act or an exemption from such registration is available.

          (c) Optionee acknowledges receipt of this Agreement granting the Option, and the Plan, and understands that all rights and liabilities connected with the Option are set forth herein and in the Plan.

     11.  No Rights as Stockholder.  Optionee shall have no rights as a
          ------------------------
stockholder of any shares of Common Stock covered by the Option until the date an entry evidencing such ownership is made in the stock transfer books of the Company (the "Exercise Date"). Except as may be provided under Section 11 of the Plan, the Company will make no adjustment for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the Exercise Date.

     12.  Limitation of Company's Liability for Nonissuance.  The inability of
          -------------------------------------------------
the Company to obtain, from any regulatory body having jurisdiction or stock exchange on which the Common Stock is traded, registration, qualification or other necessary authorization, or the unavailability of an exemption from registration or qualification obligation deemed by the Company's counsel to be necessary for the lawful issuance and sale of any shares of its Common Stock hereunder and under the Plan shall suspend the Company's obligation to permit the exercise of this Option or to issue any Shares thereupon and shall relieve the Company of any liability in respect of the nonissuance or sale of such Shares as to which such requisite authority or exemption shall not have been obtained.

     13.  This Agreement Subject to Plan.  This Agreement is made under the
          ------------------------------
provisions of the Plan and shall be interpreted in a manner consistent with it. To the extent that any provision in this Agreement is inconsistent with the Plan, the provisions of the Plan shall control. A copy of the Plan is available to Optionee at the Company's principal executive offices upon request and without charge. The interpretation of the Committee of any provision of the Plan or this Agreement, and any determination with respect thereto or hereto by the Committee, shall be binding on all parties.

     14.  Restrictive Legends.  Optionee hereby acknowledges that federal
          -------------------
securities laws and the securities laws of the state in which Optionee resides or is employed may require the placement of certain restrictive legends upon the Shares issued upon exercise of the Option, and Optionee hereby consents to the placing of any such legends upon certificates evidencing the Shares as the Company, or its counsel, may deem necessary. Any and all certificates now or hereafter issued evidencing the Shares shall have endorsed upon them a legend substantially as follows:

     "THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS UPON TRANSFER AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THAT CERTAIN OPTION AGREEMENT DATED AS OF JULY __, 1998, BY AND BETWEEN CENTURY MAINTENANCE SUPPLY, INC. AND THE ORIGINAL PURCHASER HEREOF, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY."

     15.  Notices.  All notices, requests and other communications hereunder
          -------
shall be in writing and, (a) if given by telegram, telecopy or telex, shall be deemed to have been validly served, given or delivered when sent, (b) if given by personal delivery, shall be deemed to have been validly served, given or delivered upon actual delivery and, (c) if mailed, shall be deemed to have been validly served, given or delivered three (3) business days after deposit in the United States mails, as registered or certified mail, with proper postage prepaid and addressed to the party or parties to be notified, at the following addresses and numbers (or such other address(es) and numbers as a party may designate for itself by like notice):

          If to the Company or Dennis Bearden:

               Century Maintenance Supply, Inc.
               9100 Winkler
               Houston, Texas  77017
               Attention:  President
               Telecopy No.:  (713) 943-8443

          If to FSEP IV:

               Freeman Spogli & Co. Incorporated
               11100 Santa Monica Boulevard, Suite 1900
               Los Angeles, California  90085
               Attention:  J. Frederick Simmons
               Telecopy No.:  (310) 444-1870

          If to Optionee, at the address appearing on the signature page hereof.

     16.  Not an Employment or Other Agreement.  Nothing contained in this
          ------------------------------------
Agreement shall confer or imply any rights to an employment or other relationship or rights to a continued employment by, or rights to any other relationship with, the Company and/or any Subsidiary in favor of Optionee or limit the ability of the Company and/or any Subsidiary to terminate, with or without cause, in its sole and absolute discretion, the employment of, or other relationship with, Optionee, subject to the terms of any written employment or other agreement to which Optionee is a party.

     17.  Governing Law.  This Agreement shall be construed under and governed
          -------------
by the laws of the State of Delaware without regard to the conflict of law provisions thereof.

     18.  Counterparts.  This Agreement may be executed in counterparts, each of
          ------------
which shall be deemed an original and both of which together shall be deemed one Agreement.

     19.  Amendments; Further Assurances.  This Agreement may be amended only by
          ------------------------------
a written agreement executed by both of the parties hereto, Bearden and FSEP IV (if the amendment would affect Bearden or FSEP IV). Each party hereto agrees to perform any further acts and execute and deliver any documents which may be necessary to carry out the intent of this Agreement.

     20.  Recapitalizations or Exchanges Affecting the Company's Capital.  The
          --------------------------------------------------------------
provisions of this Agreement shall apply to any and all stock or other securities of the Company or any successor or assign of the Company, which may be issued in respect of, in exchange for or in substitution of, the Shares by reason of any split, reverse split, recapitalization, reclassification, combination, merger, consolidation or otherwise, and such Shares or other securities shall be encompassed within the term "Shares" for purposes of this Agreement.

     21.  Disclosure.  The Company shall have no duty or obligation to
          ----------
affirmatively disclose to Optionee, and Optionee shall have no right to be advised of, any material information regarding the Company or any Subsidiaries at any time prior to, upon or in connection with (a) the Optionee's purchase of Shares under this Agreement, or (b) the Company's repurchase of Shares under this Agreement.

     22.  Successors and Assigns.  The Company, FSEP IV and Bearden  may assign
          ----------------------
with absolute discretion any or all of its rights and/or obligations and/or delegate any of its duties under this Agreement to any of its affiliates, successors and/or assigns, and this Agreement shall inure to the benefit of, and be binding upon, such respective affiliates, successors and/or assigns of the Company in the same manner and to the same extent as if such affiliates, successors and/or assigns were original parties hereto. Without limiting the foregoing, the Company may assign the Repurchase Option and/or the right of first refusal provided for in Section 8 of this Agreement, respectively, to any nominee, affiliate, successor and/or assign, and FSEP IV may assign its rights under Section 8 hereof to any transferee. Optionee may not assign any or all of his or her rights and/or obligations and/or delegate any or all of his or her duties under this Agreement without the prior written consent of the Company, Bearden and FSEP IV, as applicable.

     In witness whereof, the Company and Optionee have executed this Agreement as of the date first above written.


                         THE COMPANY:

                         CENTURY MAINTENANCE SUPPLY, INC.


                         By: ___________________________________
                              Name: ____________________________
                              Title: ___________________________


                         OPTIONEE:


                         _______________________________________


                         Address:


                         ____________________________
                         ____________________________
                         ____________________________

                             [Time-Vested Options]

                                   SCHEDULE A

                           SCHEDULE OF EXERCISABILITY


     Percentage of Option Exercisable    Date Exercisable/1/
     --------------------------------    ----------------

               33-1/3rd                  First Anniversary of Grant Date
               33-1/3rd                  Second Anniversary of Grant Date
               33-1/3rd                  Third Anniversary of Grant Date

----------------

/1/    In the event of an "Extraordinary Event," as defined in Section 11 of the
Plan, all of the shares of Common Stock that are subject to the Option shall become exercisable immediately prior to the consummation of such event.

                          [Performance-Vested Options]

                                   SCHEDULE A

                           SCHEDULE OF EXERCISABILITY


     The shares of Common Stock subject to the Option shall become exercisable based on satisfaction of Annual EBITDA targets and Cumulative EBITDA Targets (each as defined in the table listed below). For purposes of the Option, "EBITDA" is defined as earnings before taking into consideration interest expense, income taxes, depreciation and amortization expense, extraordinary charges related to the writeoff of deferred financing fees, and noncash compensation expenses, if applicable (and also includes the fees and expenses incurred in connection with the recapitalization of the Company in July 1998, as well as in connection with any financing or other public offering), as reported in the Company's financial statements for the fiscal years ended December 31, 1998, 1999, 2000 and 2001. EBITDA targets at all times are adjustable in the discretion of the Board of Directors, taking into account, for example, mergers, acquisitions, asset sales, deviations from the Company's business plan in the number of new distribution centers that are opened, other extraordinary corporate events and extraordinary losses and gains, significant changes in the level of capital expenditures, as well as changes in accounting treatment.


($ IN MILLIONS)                           1998     1999     2000       2001
---------------                           ----     ----     ----       ----
Annual EBITDA Target                     $26.9    $33.9    $42.0      $52.4

Annual % Vested                             25%      25%      25%        25%

90-100% of Cumulative EBITDA Target        ---      ---      ---      $139.7-
                                                                      $155.2

Non-duplicative Cumulative % Vested        ---      ---      ---      50% -
                                                                      100%

     25% of Options vest and become exercisable on each of December 31, 1998, 1999, 2000 and 2001 upon determination by the Board that the Company has achieved the Annual EBITDA Target for such fiscal year specified above. In addition, to the extent that any such installment remains unvested as of December 31, 2001, the remaining unvested Options will vest upon determination by the Board that the Company has achieved a Cumulative EBITDA Target of $155.2 million for the four year period ending December 31, 2001. If greater than 90% but less than 100% of the Cumulative EBITDA Target of $155.2 million is achieved, then a pro rata amount (between 50% and 100%) of the original number of options will vest and become exercisable (inclusive of installments previously vested). However, the Cumulative EBITDA Target will only vest options to the extent that a greater number of options would vest under such test than have previously vested based on achievement of the Annual EBITDA Target.

     For example, if 50% of the Options would have vested upon application of the Annual EBITDA Targets, but 80% would have vested when applying the Cumulative EBITDA Targets, then an additional 30% of the Options originally granted will also vest.

                         [Bearden Performance Options]

                                   SCHEDULE A

                           SCHEDULE OF EXERCISABILITY


     The shares of Common Stock subject to the Option shall vest based on satisfaction of Annual EBITDA targets and Cumulative EBITDA Targets (each as defined in the table listed below). For purposes of the Option, "EBITDA" is defined as earnings before taking into consideration interest expense, income taxes, depreciation and amortization expense, extraordinary charges related to the writeoff of deferred financing fees, and noncash compensation expenses, if applicable (and also includes the fees and expenses incurred in connection with the recapitalization of the Company in July 1998, as well as in connection with any financing or other public offering), as reported in the Company's financial statements for the fiscal years ended December 31, 1998, 1999 and 2000. EBITDA targets at all times are adjustable in the discretion of the Board of Directors, taking into account, for example, mergers, acquisitions, asset sales, deviations from the Company's business plan in the number of new distribution centers that are opened, other extraordinary corporate events and extraordinary losses and gains, significant changes in the level of capital expenditures, as well as changes in accounting treatment.

($ IN MILLIONS)                             1998       1999      2000
---------------                             ----       ----      ----
Annual EBITDA Target                        $26.9      $33.9     $42.0

Annual % Vested                             33-1/3%    33-1/3%   33-1/3%

90-100% of Cumulative EBITDA Target          ---        ---       $92.5-
                                                                 $102.8

Non-duplicative Cumulative % Vested          ---        ---      75%-
                                                                 100%

     33-1/3% of Options vest on each of December 31, 1998, 1999 and 2000 upon determination by the Board that the Company has achieved the Annual EBITDA Target for such fiscal year specified above, and shall become exercisable on that date which is one year following the applicable vesting date as described in the last paragraph below of this Schedule A. In addition, to the extent that any such installment remains unvested as of December 31, 2000, the remaining unvested Options will vest upon determination by the Board that the Company has achieved a Cumulative EBITDA Target of $102.8 million for the three year period ending December 31, 2000. If greater than 90% but less than 100% of the Cumulative EBITDA Target of $102.8 million is achieved, then a pro rata amount (between 75% and 100%) of the original number of options will vest and become exercisable (inclusive of installments previously vested). However, the Cumulative EBITDA Target test will only vest options to the extent that a greater number of options would vest under such test than have previously vested based on achievement of the Annual EBITDA Targets.

     For example, if 50% of the Options would have vested upon application of the Annual EBITDA Targets, but 80% would have vested when applying the Cumulative EBITDA Target, then an additional 30% of the Options originally granted will also vest.

     Notwithstanding the foregoing, options that vest will not become exercisable until the date that is one year following the applicable vesting date; provided, that in the case of an "Extraordinary Event" as described in
Section 11 of the Plan, all Options that have vested but which are not yet exercisable because of this one-year delay shall accelerate and become immediately exercisable.

                                   SCHEDULE B

                               SECTION 83(b) MEMO

                                       18